Exhibit 99.1

Wellesley Bancorp, Inc. Announces Date of 2012 Annual Meeting of Shareholders

WELLESLEY, Mass.--(BUSINESS WIRE)--June 18, 2012--Wellesley Bancorp, Inc. (Nasdaq: WEBK) today announced that its annual meeting of shareholders will be held on Wednesday, August 15, 2012.

Wellesley Bancorp, Inc. is the holding company for Wellesley Bank, a community-oriented financial institution offering traditional financial services, including competitive banking products and investment management services, within its local communities through its executive office and three full service offices located in Wellesley, Massachusetts. Wellesley Bank was established in 1911 as a Massachusetts chartered cooperative bank.

CONTACT:
Wellesley Bancorp, Inc.
Thomas J. Fontaine, 781-235-2550
President and Chief Executive Officer